SCHEDULE 14C

Information Required in Information Statement

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

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SIMCLAR, INC.
(Name of Registrant as Specified in its Charter)

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Simclar, Inc.
2230 West 77th Street
Hialeah, Florida 33016

April 30, 2007

To:	Our Shareholders

From:	Samuel J. Russell

Subject:	Invitation to the Simclar, Inc. 2007 Annual Meeting of Shareholders

Management is extending its invitation to you to attend our annual meeting on Friday, June 8, 2007. The annual meeting is being held at our executive offices located at 2230 West 77th Street, Hialeah, Florida at 11:00 a.m. In addition to the formal items of business to be addressed at the annual meeting, we will review the major developments of 2006 and answer questions you may have concerning our Company.

This booklet includes the Notice of Annual Meeting and the Information Statement. Proxies are not being solicited since a quorum exists for the meeting through Simclar Group Limited’s 73.4% ownership of Simclar, Inc. The Information Statement provides details as to quorum and voting requirements. The Information Statement also describes the business we will conduct at the meeting, specifically the election of seven directors, and provides information about Simclar, Inc.

We look forward to seeing you at the annual meeting.

Samuel J. Russell Chairman of the Board and Chief Executive Officer

SIMCLAR, INC.
2230 West 77th Street
Hialeah, Florida 33016
(305) 556-9210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 8, 2007

Dear Shareholder:

The Annual Meeting of Shareholders of Simclar, Inc. will be held at our executive offices, located at 2230 West 77th Street, Hialeah, Florida on Friday, June 8, 2007, at 11:00 a.m. local time, for the following purposes:

1.	The election of seven directors; and

2.	The transaction of any other business that may properly be presented at the annual meeting.

If you were a shareholder of record at the close of business on April 17, 2007, you are entitled to vote at the annual meeting.

Your copy of the Annual Report on Form 10-K of Simclar, Inc. for the year ended December 31, 2006 is enclosed.

By order of the Board of Directors Marshall W. Griffin Corporate Secretary

April 30, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q: Why did you send me an Information Statement?

A: Management of Simclar, Inc. is asking you to attend and vote at the 2007 annual meeting. This Information Statement summarizes the information you need to know to vote judiciously.

Q: Why did you not send me a proxy?

A: We did not send you a proxy because a quorum already exists based upon the approximately 73.4% ownership of our voting securities by Simclar Group Limited (“Simclar Group”), our parent company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q: What does a quorum mean?

A: A quorum means a majority of the outstanding shares. The annual meeting may only proceed if a quorum is present at the meeting. A majority of the outstanding shares will be present at the meeting through Simclar Group. At April 17, 2007, the record date, there were 6,465,395 shares of Simclar, Inc. common stock outstanding. Simclar Group owns 4,745,120 shares of our common stock or approximately 73.4% of the shares entitled to vote. A shareholder list will be available at our executive offices in Hialeah, Florida at the meeting and for 10 days prior to the meeting for your review.

Q: Who is entitled to vote?

A: Shareholders who owned our common stock at the close of business on April 17, 2007, the record date.

Q: How many votes do I have?

A: Each share of common stock is entitled to one vote. We are sending this Information Statement, the attached Notice of Annual Meeting, and our 2006 Annual Report, which includes our financial statements, on or about April 30, 2007, to all shareholders entitled to vote.

Q: What am I voting on?

A: Election of seven directors, Messrs. Samuel J. Russell, Barry J. Pardon, John Ian Durie, A. Graeme Manson, Patrick Lacchia, Kenneth M. Mackay, M.D. and Mrs. Christina M. J. Russell, each for a one year term.

Q: How do I vote?

A: By attending the annual meeting. At that time you will be given a ballot and you may vote your shares. If your shares of our common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 17, 2007, the record date.

Q: Is my vote confidential?

A: Yes. Only the inspectors of election and other of our employees assisting in tallying the vote will have access to your vote and comments, unless you tell us to disclose such information.

Q: Who counts the votes?

A: We appoint two persons to act as inspectors of election, who each take an oath to accept that responsibility and certify the voting to the Board.

Q: What does it mean if I receive more than one Information Statement?

A: Your shares of our common stock are probably registered in more than one name or account. It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (Attention: Proxy Department) or by telephone at (212) 635-3654 and tell them to put all your accounts registered in the same name at the same address; and if there is more than one Simclar shareholder at that address, that you have no objection and would prefer only one Notice of Annual Meeting and information statement be sent to that address for all persons holding Simclar common stock at that address.

Q: How much common stock do officers and directors own?

A: 4,807,253 shares or approximately 74.4% of our common stock as of the record date. This includes Simclar Group’s ownership of 73.4% (4,745,120 shares) of our common stock, since Mr. Samuel Russell, our Chairman and Chief Executive Officer, and Mrs. Christina M. J. Russell, a director, own 100% of the shares of Simclar Group.

Q: Who are the largest principal shareholders?

A: Simclar Group is our largest shareholder, owning approximately 73.4% of our shares as of the record date.

Q: Who sends out the Information Statement and Annual Report and what are the costs?

A: We are sending out the Information Statement and Annual Report to shareholders.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these materials to their principals and we will reimburse them for their reasonable expenses in forwarding the materials. Simclar pays all expenses of preparing and delivering the Information Statement and Annual Report, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q: Who is eligible to submit a proposal for action at an Annual Meeting?

A: To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of our common stock for at least one year by the date you submit the proposal. You must continue to hold your Simclar shares through the date of the meeting. Please remember that Simclar Group’s 73.4% ownership will determine the outcome of any proposal.

Q: When are shareholder proposals due for the 2008 Annual Meeting?

A: Shareholder proposals must be submitted in writing by January 2, 2008, to Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. Any proposal should provide the reasons for it, the text of any resolution, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934 for presentation at our 2008 Annual Meeting will be considered untimely for purposes of Rule 14a-4 if notice thereof is received by the Company after March 17, 2008.

PROPOSAL

Election of Directors

Nominees for election to a one-year term are:

Name	Age	Position with the Company	Position Held Since

Samuel J. Russell	62	Chairman of the Board and	2001
		Chief Executive Officer

Barry Pardon	55	President	1991
		and Director	1990

John Ian Durie	50	Director	2001

Christina M. J. Russell	62	Director	2001

A. Graeme Manson*	47	Director	2004

Patrick Lacchia*	38	Director	2005

Kenneth M. Mackay*	61	Director	2004

*Member of the Audit Committee.

The Company does not have a nominating committee. Nominations for directors are considered by the entire Board of Directors. Our directors take a critical role in guiding our strategic direction and oversee the management of our Company. Board candidates are considered based on various criteria, such as their broad based business and professional skills and experiences, a global business and social perspective, concern for long term interests of shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industry.

Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

Our Board will consider the recommendations of shareholders regarding potential director candidates to be elected at the 2008 Annual Meeting. In order for shareholder recommendations regarding possible director candidates to be considered by our Board:

•	such recommendations must be provided to the Board c/o Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404, in writing by January 2, 2008;
•	the nominating shareholder must meet the eligibility requirements to submit a valid shareholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended; and
•	the shareholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

The affirmative vote of a plurality of the shares of common stock represented at the meeting is required to elect the nominees as directors. Abstentions and votes withheld for any nominee will have the same effect as a vote against a director’s election.

Simclar Group owns 4,745,120 shares or approximately 73.4% of the voting stock of our Company, and intends to vote all of its shares in favor of the election of the seven nominees of management as directors, thereby assuring their election.

The nominees have consented to serve on the Board. Each nominee has served as a director of our Company during the past year. If any nominee is unable to serve for any reason, Simclar Group’s controlling block of our common stock will be voted for any substitute nominee as designated by the Board.

For more information about the directors and executive officers see “Information About Directors and Executive Officers.”

Other Matters to be Presented to Shareholders

Management is not currently aware of any other matter to be presented for action at the annual meeting other than the election of seven directors, Proposal No. 1 in the accompanying Notice of Annual Meeting of Shareholders, and management does not presently intend to bring any other matter before the meeting.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, our Board does not involve itself in our day-to-day operations. The Board is kept knowledgeable and informed through discussions with the Chairman, other directors, executives and advisors (counsel, outside auditors, bankers and other consultants), by reading reports, contracts and other materials sent to them and by participating in Board and committee meetings.

The Board met 11 times during 2006, including quarterly and special meetings. No director attended fewer than 75 percent of the total number of meetings of the Board and committees of which he or she was a member. It is our policy that all directors attend the Annual Meeting of Shareholders. However, conflicts and unforeseen events may prevent the attendance of a director, or directors. One member of our Board of Directors attended the 2006 Annual Meeting of Shareholders.

The Board has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Rules 4200 and 4350. Our Board of Directors has determined that each of Messrs. Lacchia, Manson and Mackay meet the independence requirements.

We are a “Controlled Company” as that term is defined by the Nasdaq listing standards. A Controlled Company is a company of which more than 50% of the voting power is held by an individual, group or other company. Currently, Simclar Group holds approximately 73.4% or our voting power. Under Nasdaq listing standards, a Controlled Company does not need to maintain a nominating committee, a compensation committee or a majority of independent directors on its board. However, independent directors of a Controlled Company are required to hold meetings at which only independent directors are present.

Directors Standing For Election

Samuel J. Russell has served as managing director and principal shareholder of Simclar International Limited since April 1976 and of Simclar Group Limited since June 2001. Since May 28, 1992, Mr. Russell has served as a director of Pioneer Security Systems Limited, a Scottish company located in Dunfermline, Scotland, which provides home security services for residential properties owned by City Councils in Scotland and England. Since June 8, 2004 he has served as a director of Russell Security Limited, the newly formed parent company of Pioneer Security Systems Limited. Since June 15, 1998, he has served as a director of Russmarr Limited, a Scottish company located in Dunfermline, Scotland, which is engaged in the development of electronic alarms for use in residential properties. Since June 27, 2001, he has served as our Chairman of the Board and Chief Executive Officer. On March 7, 2005, a subsidiary of Simclar Group, Simclar Seating Technologies Limited, acquired UP Mex Limited, a company involved in the design, manufacture and supply of components for office furniture. Mr. Russell has served as a director of these companies since that date. On February 24, 2006, Simclar Interconnect Technologies, Inc. and Simclar Interconnect Technologies Limited completed the acquisition from Northrop Grumman Corporation of certain assets associated with the backplanes assembly business of its Interconnect Technologies Division together with the equity of Litton Electronics (Suzhou) Co. Ltd. Mr Russell has been a director of Simclar Interconnect Technologies Limited since November 16, 2005, a director of Simclar Interconnect Technologies, Inc. since December 8, 2005 and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005. He is the husband of Christina Margaret Janet Russell.

Barry Pardon joined our Company in November 1980 as national sales manager and initiated the independent manufacturer representatives’ sales force. Mr. Pardon became Vice President of Marketing in 1981, was appointed Executive Vice President (Marketing) in 1988, and was appointed President in November 1991.

John Ian Durie was a partner in Rutherford Manson Dowds, Chartered Accountants, from March 1, 1995, through June 30, 1999, when the firm merged with Deloitte & Touche, Edinburgh, Scotland. He served as a partner at Deloitte & Touche from that date until joining Simclar Group Limited as Finance Director on June 1, 2001. Mr. Durie has also served as a director of Simclar International Limited since that date. Mr. Durie has served as a director of Simclar Seating Technologies Limited since March 7, 2005. Mr Durie has been a director of Simclar Interconnect Technologies Limited since November 16, 2005, a director of Simclar Interconnect Technologies, Inc. since December 8, 2005, and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005.

Christina Margaret Janet Russell has served as a director of Simclar International Limited since April 1976 and of Simclar Group Limited since June 2001. She has served as a director of Pioneer Security Systems since May 28, 1992, and as a director of Russmarr Limited since June 15, 1998. Mrs. Russell has served as a director of Simclar Seating Technologies Limited since March 7, 2005. Mrs. Russell has been a director of Simclar Interconnect Technologies Limited since November 16, 2005, and a director of Simclar Electronics (Suzhou) Co. Ltd since December 23, 2005. She is the wife of Samuel J. Russell.

Alan Graeme Manson is a chartered accountant in Scotland and was a founding partner of Rutherford Manson Dowds, Chartered Accountants, from September 1986 to June 1999, when the firm merged with Deloitte & Touche. He served as a partner at Deloitte & Touche until October 2000. Since retirement from Deloitte & Touche, Mr. Manson has taken on the role of chairman and non-executive director of a number of UK private companies.

Patrick Lacchia has served as Vice President and Internal Audit Manager of Staples, Inc. since September 2004, with responsibility for all internal audit functions of this international distributor of office supplies. Before assuming his current position, Mr. Lacchia was internal audit manager for Staples. Prior to joining Staples in 2001, Mr. Lacchia was a senior consultant, audit staff manager and auditor for Deloitte & Touche in Paris and Boston. He was awarded an MBA by Ecole Supérieure de Commerce de Bordeaux in 1995 and a Masters in Information Technology from the University Claude Bernard, Lyon, France, in 1992.

Kenneth Mackenzie Mackay, M.D. has been a general medical practitioner since 1975 and has been the senior partner in the Hospital Hill Medical Group, Dunfermline, Scotland, since 1980. In that role, in addition to his medical work with his patients, he is also responsible for the financial and administrative affairs of the medical group.

Other Executive Officers

Name	Age	Position	Held

Marshall W. Griffin	49	Chief Financial Officer,	2006
		Treasurer and Secretary

Edward L. McGrath	61	Vice President and General Manager	2000

Marshall W. Griffin, Jr. joined Simclar as its Chief Financial Officer in February 2006. Prior to joining the Company, he was Chief Financial Officer of Master Industries, Inc., a precision molded products design, engineering and manufacturing company located in Piqua, Ohio. From June 2003 to December 2004, he was Chief Financial Officer of Crabar/GBF, Inc., a multi-plant printing and business forms manufacturer headquartered in Dayton, Ohio. From October 2002 through May 2003, he was a business systems consultant for Battelle & Battelle, LLP, a regional accounting firm located in Dayton, Ohio. From June 2000 through March 2001 he was Chief Financial Officer of Ochs Industries, Inc., a metal fabrication, tooling and manufacturing and assembly business. Prior to joining Ochs Industries, he held a variety of accounting positions with various manufacturing companies, was an enterprise resource planning software consultant for a technology consulting firm, and was a certified public accountant. Mr. Griffin received a B.A. in accounting from Wright State University in Dayton, Ohio.

Edward L. McGrath joined the Company in 2000 as Vice-President and General Manager of its Lytton Industries subsidiary, which was merged into the Company in 2003. He has over twenty-five years of experience in the EMS industry.

Board Committees

We have an Audit Committee consisting of Messrs. Manson, Lacchia and Mackay, each of whom is an independent director as defined under Section 301 of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and Nasdaq Rules 4200 and 4350. Our Board of Directors has determined that Mr. Manson qualifies as an “audit committee financial expert” under applicable SEC and Nasdaq Stock Market rules, and that he is “independent,” as that term is defined under Nasdaq Rules 4200 and 4350. The Audit Committee met eleven times in 2006, sometimes alone, with management, and with our independent auditors. The Audit Committee is responsible for selecting the firm of independent accountants to serve our Company, reviewing fees, services and results of the audit by such independent accountants, reviewing our accounting books and records and reviewing the scope, results and adequacy of our internal audit control procedures. The Audit Committee reviewed our annual and quarterly results, the Audit Committee Report (see below), and our disclosure filings, before filing.

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual directors, by mailing communications in writing to c/o Marshall W. Griffin, Corporate Secretary, Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. Any correspondence addressed to the Board of Directors or to any one of the Company’s directors in care of the Company’s Corporate Secretary will be forwarded to the addressee.

Report of the Audit Committee

Under the guidance of its written Amended and Restated Audit Committee Charter adopted in March 2004, the Audit Committee is charged with overseeing the accounting, reporting practices, and the quality and integrity of financial reports of our Company. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.simclar.com.

The Board of Directors evaluated the independence of each member of the Audit Committee. As part of its evaluation, the Board of Directors determined, in the exercise of its business judgement, that Messrs. Manson, Lacchia and Mackay are independent under Rule 4350(d) of the Nasdaq Stock Market Listing Standards and are financially literate, each in his own capacity.

Management has the primary responsibility for the system of internal controls and the financial reporting process. Our independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility of monitoring and overseeing these processes.

In fulfilling its responsibilities, the Audit Committee selected Grant Thornton LLP as the Company’s independent accountants for purposes of auditing our financial statements for 2006. Grant Thornton LLP has discussed with the Audit Committee and provided written disclosures and the required letter to the Audit Committee as to (1) Grant Thornton LLP’s independence as required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (2) the matters required to be communicated under generally accepted auditing standards in accordance with Auditing Standard No. 61 (SAS 61), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed with our Chief Financial Officer and other key members of our management and with our independent auditors the overall scope and specific plans for their audit, the results of their examinations, their evaluation of our internal controls, and the overall quality of our accounting and financial reporting.

The Audit Committee reviewed and discussed with management and the independent accountants our audited financial statements.

Following these actions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2006, were met and that the financial reporting and audit processes of our Company are functioning effectively.

The Audit Committee

A. Graeme Manson
Patrick Lacchia
Kenneth M. Mackay, M.D.

INDEPENDENT PUBLIC ACCOUNTANTS

On November 30, 2006, the Company terminated its relationship with its independent registered public accounting firm, Battelle & Battelle, LLP, by mutual agreement, which decision was approved by the Audit Committee. On the same date, the Audit Committee approved the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. This matter was previously reported by us on our Current Report on Form 8-K dated November 30, 2006, filed with the Securities and Exchange Commission on November 30, 2006. We expect that Grant Thornton LLP will continue as our auditors for the 2007 fiscal year. Grant Thornton LLP served as our independent accountants from November 30, 2006, through the end of the fiscal year. Battelle & Battelle, LLP served as our independent accounts for periods prior to November 30, 2006, covered by our financial statements. Representatives of Grant Thornton LLP are not expected to attend the Annual Meeting. If representatives from Grant Thornton LLP attend the Annual Meeting they will be given the opportunity to make a statement if they desire and they will be available to respond to appropriate questions.

In August 2006, during the review and analysis of results of operations during the second quarter of 2006 and the Company’s financial condition at June 30, 2006, management discovered certain accounting errors associated with operations at the Brownsville, Texas and Matamoros, Mexico facilities of the company’s consolidated subsidiary, Simclar (Mexico), Inc. As a result of the discovery of these errors, our accountants concluded that our disclosure controls and procedures were not effective.

The control deficiencies identified by our management, which in combination, resulted in a material weakness, were (a) misstatement in amounts reported in a consolidated subsidiary, (b) processes that allowed material errors to occur and go undetected on a timely basis, and (c) the failure of key accounting managers to identify the errors and take appropriate corrective actions. The control deficiencies were determined to be a material weakness due to the actual misstatements identified, the potential for additional material misstatements to have occurred as a result of the deficiencies, and the lack of other mitigating controls. This material weakness led to a restatement of our consolidated financial statements for 2005 and for the first quarter of 2006.

In order to remedy these material weaknesses, during the third and fourth quarters of 2006 we made significant remedial efforts to increase the effectiveness of our internal controls. Our remedial efforts included:

•	Identification and replacement of key accounting staff that had failed in their responsibility to identify these control weaknesses and take corrective action.

•
Re-engineering the operational and financial processes that allowed the mistakes to occur and go undetected and ultimately led to the misstatements in the financial reports. Specific areas of concentration included, but were not limited to, returned goods from customers, returned goods to vendors, proper shipping cutoff procedures to assure recording of sales and cost of goods sold in the proper accounting periods, and timely reconciliation of intercompany shipments and financial transactions.

•	Correction of the standard cost system and training the employees responsible for its maintenance.

•	Addressing specific skill deficiencies within the accounting staff by both providing counseling and training, rearranging of responsibilities, or making staff changes.

We believe that these remedial efforts have been in place for a sufficient time to permit management to conclude that our controls were effective as of December 31, 2006.

FEES OF THE INDEPENDENT AUDITORS FOR THE
FISCAL YEAR ENDED DECEMBER 31, 2006

Audit Fees. The aggregate fees billed for professional services rendered by Grant Thornton LLP, for the audit of our annual consolidated financial statements for 2006 were $210,000 (including direct engagement expenses). Additionally, the aggregate fees billed for professional services rendered by Battelle & Battelle, LLP for the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2006 were $140,000. The aggregate fees billed for professional services rendered by Battelle & Battelle, LLP for the audit of our annual consolidated financial statements for 2005 and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2005 were $130,000 (including direct engagement expenses).

Audit-Related Fees. The aggregate fees billed by Grant Thornton LLP for audit-related services rendered for us in 2006 were $0. The aggregate fees billed by Battelle & Battelle, LLP for audit-related services rendered for us and our subsidiaries in 2006 were $34,300, and in 2005 were $54,000. Audit-related fees generally include fees for benefit plan audits, consultation on the Company’s internal control system, due diligence services, etc.

Tax Fees. The aggregate fees billed by Grant Thornton LLP for tax-related services rendered for us in 2006 were $0. The aggregate fees billed by Battelle & Battelle, LLP for tax-related services rendered for us and our subsidiaries were $30,000 for 2006, and $41,250 for 2005. The tax-related services were all in the nature of tax compliance and tax planning.

All Other Fees. The aggregate fees billed for services rendered to us by Grant Thornton LLP, other than the audit services, audit-related services, and tax services, were $0 for 2006. The aggregate fees billed for services rendered to us by Battelle & Battelle, LLP, other than the audit services, audit-related services, and tax services were $0 for 2006, and $0 for 2005.

Pre-approval Policy. Our Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor or other registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by our Audit Committee prior to completion of the audit.

EXECUTIVE COMPENSATION

The following information provides discussion, analysis and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table below.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the executive compensation table below in conjunction with this CD&A. Unless otherwise noted, the policies and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

•	the role of our Board of Directors in setting executive compensation;

•	our compensation philosophy and its underlying principles - including the objectives of our executive compensation program and what it is designed to reward;

•	our process for setting executive compensation; and

•
the elements of our executive compensation program - including a discussion of why we choose to pay each element of compensation, how we determine the amount of such element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

We are a Controlled Company (as discussed above under the heading Information About Directors and Executive Officers), and under Nasdaq listing standards a Controlled Company does not need to maintain a separate compensation committee. Compensation of our NEOs is considered by the entire Board of Directors. The Board has the authority and responsibility to:

•
review and discuss with management the disclosures in the CD&A to be included in the annual information statement and any other regulatory filings, and make a recommendation as to whether such disclosures shall be included in the appropriate filing;

•	prepare an annual report on executive compensation for inclusion in the information statement as the Compensation Report;

•
review and approve on an annual basis the corporate goals and objectives with respect to the President, evaluate the President’s performance in light of such goals and objectives at least once a year, and based on such evaluation, set the President’s annual compensation;

•
review and approve on an annual basis the evaluation process and compensation structure for our other executive officers and to evaluate and approve the annual compensation for such executive officers;

•	administer our compensation programs; and

•	determine the compensation arrangements with non-employee directors.

The Board has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Board did not hire any outside consultants to assist in the evaluation of executive compensation for 2006. The Board also has the authority to obtain the advice and assistance from internal or external legal, accounting or other advisors, and may request any officer or employee of our Company, our outside counsel or registered independent public accounting firm to attend a meeting of the Board or meet with any member of, or consultants to, the Board.

The Board meets as often as its members deem necessary to change its duties and responsibilities. Generally, the Board receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Board as well as materials that the Board has specifically requested.

Compensation Philosophy and Objectives

The philosophy of the Board is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

•	to attract and retain qualified key executives;

•	to reward, reinforce and provide incentives for individual performance and financial results; and

•	to align our NEOs’ financial interests with our stockholders’ financial interests.

As a result, we have designed our executive compensation program to attract and retain exceptional executives who seek a long-term association with us and who enjoy the challenge of pay for performance. Annual base salary increases and bonuses have been elements of our total compensation package that have been “at-risk” or variable depending on the performance of our NEOs.

As part of our philosophy, we also believe that total compensation and accountability should generally increase with position and responsibility. Among our NEOs, individuals with a greater ability to impact the achievement of our performance goals bear a greater portion of the risk if goals are not achieved and reap a greater reward if goals are achieved.

Responsibilities of Chairman of the Board, Chief Executive Officer and President

Samuel J. Russell, Chairman of the Board and Chief Executive Officer, and Barry J. Pardon, President and director, who have been affiliated with the Company for 6 years and 27 years, respectively, are chiefly responsible for our performance.

Mr. Pardon has been one of the motivating forces behind our stability, implementing efficiency programs, expansion of products, services and customer base, and keeping us current with technological changes in the industry. He, together with Mr. Russell, direct our operations and continuously seek new areas of growth.

The Board considers all these factors in evaluating the performance and setting the compensation of Mr. Pardon as President. The Board also considered the direction of our operations and the establishment and implementation of our business strategy.

Compensation Tax Philosophy

Internal Revenue Code Section 162(m) permits deductions by any publicly held corporation for compensation paid to a “covered employee” in excess of $1,000,000 per year only if such compensation is performance based. Generally, we intend that compensation paid to covered employees shall be deductible to the fullest extent permitted by law. We intend to retain the flexibility necessary, however, to provide total compensation in line with competitive practices, our compensation philosophy, and our best interests. Although the Committee does not believe that Section 162(m) will impact our Company because the current level of compensation for each of our executive officers is well below the $1,000,000 salary limitation, we may from time to time pay compensation to our executive officers that may not be deductible. There were no amounts that were non-deductible in 2006.

Board of Directors Process for Determining Executive Compensation

A substantial amount of the Board’s annual cycle of work regarding executive compensation relates to the determination of compensation for our executive officers, including our President. Generally, in or prior to the first quarter of our fiscal year, the Board makes determinations of base cash compensation and discretionary bonuses, if any. For a discussion of each individual element of compensation and how it is specifically determined, you should refer to “Compensation Program Elements” below.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles. The Board believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes and the Board members monitor these as such.

During this process of determining executive compensation, the Board reviews and approves any new corporate goals and objectives with respect to compensation for our President. In light of the established goals and objectives the Board evaluates the performance of the President and, based upon these evaluations, sets the President’s compensation. The Board also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary and bonus. The President does not participate in decisions affecting his own compensation. However, the President does participate in decisions affecting the compensation of other executive officers of the Company in his capacity as a director.

Compensation Program Elements

In 2006, each our NEOs was eligible to receive one or more of the following the elements of compensation:

•	base pay;

•	bonus;

•	special awards in recognition of extraordinary efforts and achievements;

•	retirement benefits; and

•	health and welfare benefits.

The Board carefully considered and chose each compensation program element as a critical component in a comprehensive “total compensation” package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements have a critical relationship with one another with each focusing and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1) Base Pay:

Base pay is also referred to as salary. Base pay is the most fundamental of all our compensation program elements. Providing a competitive salary to our NEOs is essential to helping us attract and retain qualified executives.

Base pay for our NEOs is generally set annually taking into consideration our sales and profit growth, overall individual performance, position with and responsibility to our Company and pay levels for executive officers of corporations of similar size. The Board utilizes, as a reference, up-to-date information on compensation practices of other companies. The Board considers these factors subjectively in the aggregate. Because the Board believes that each of these factors is significant and the relevance of each factor may vary depending on the duties and responsibilities of each executive officer, the Board does not assign a formula weight to any single factor in determining a base pay increase. Instead, the Board examines each factor in the context of individual and Company performance and business needs, internal pay equity where applicable, and incumbent pay history.

(2)  Bonus:

In addition to base pay, the Company’s NEOs are eligible to receive an annual bonus. The amount of such annual bonus, if any, is determined entirely at the discretion of the Chairman and Chief Executive Officer of the Company. The Chairman and Chief Executive Officer of the Company has not historically received a bonus, and any future bonus paid by the Company to the Chairman and Chief Executive Officer would be considered and approved by the Board. The determination of the amount of any bonus will take into account the financial performance of the Company in its most recent fiscal year and the performance of the executive in his role with the Company during the same period. The Company pays such bonuses, if any, in cash.

(3) Special Awards:

Special awards may be granted from time to time in recognition of extraordinary efforts and achievements, as well as prospective contributions and services. Such awards may arise based upon an executive’s extraordinary efforts in accomplishing expansion, acquisitions, increasing market share and similar events. The extent to which we make awards in these situations is evaluated by the Board on a case by case basis.

(4) All Other Compensation:

The all other compensation category in our Summary Compensation Table primarily consists of the annual employer match into the 401(k) plan, and automobile and related expenses paid by the Company on behalf of Mr. Pardon.

(a)  401(k) plan:

We sponsor a qualified retirement and 401(k) plan for eligible employees. This plan allows NEOs to defer a portion of their total cash compensation (up to IRS limits) into this retirement account on a pre-tax basis. We provide a match of 50% of each NEOs contribution, up to a total amount equal to 4% of base pay.

(b) Employment agreements:

In an effort to attract and retain his services, we have entered into an employment agreement with Mr. Pardon. For a discussion of the agreement, please refer to “Agreements with NEOs and Potential Payments upon Termination and Change of Control” below.

Summary Compensation Table

The following table shows the compensation paid by the Company to each of the NEOs for the 2006 fiscal year. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($)		Total ($)

Barry Pardon,	2006	130,055	30,441		6,297	(2)	166,793
President	2005	130,000	30,000		6,095	(2)	166,095
	2004	130,000	30,000	(1)	5,872	(2)	165,872

Marshall W. Griffin (3)	2006	99,522	15,000		1,150	(2)	115,672
Chief Financial Officer,
Treasurer and Secretary

Samuel J. Russell,	2006	120,000	--		--		120,000
Chairman and Chief	2005	60,000	--		--		60,000
Executive Officer	2004	60,000	--		--		60,000

Edward L. McGrath,	2006	112,495	--		2,265	(2)	114,760
Vice President and	2005	122,411	--		2,448	(2)	124,859
General Manager	2004	113,346	--		2,169	(2)	115,515

(1)	Mr. Pardon’s $30,000 bonus was paid by Simclar Group on behalf of the Company in 2004.
(2)
Includes: (a) automobile and related expenses in the amount of $3,276 for 2006, $2,987 for 2005 and $2,793 for 2004 paid by us on behalf of Mr. Pardon; (b) life insurance premiums in the following amounts: $420 for 2006, $420 for 2005, and $420 for 2004 paid by us on behalf of Mr. Pardon; and (c) matching contributions made under the Company’s 401(k) plan in the following amounts: $2,601 for 2006, $2,688 for 2005, and $2,659 for 2004 contributed on behalf of Mr. Pardon; $1,105 for 2006 contributed on behalf of Mr. Griffin; and $2,265 for 2006, $2,448 for 2005 and $2,169 for 2004 contributed on behalf of Mr. McGrath.

(3)
On February 6, 2006, the Board of Directors of the Company appointed Marshall W. Griffin as Chief Financial Officer, Treasurer and Secretary of the Company to fill vacancies created by the December 23, 2005, resignation of Steven T. Ker.

Employment Agreements with NEOs and Payments upon Termination or Change in Control

We have entered into an employment agreement, dated February 22, 2006, with Mr. Pardon. The employment agreement has a two year term, which ends December 31, 2007. As of January 1, 2007, the employment agreement provides for a base annual salary of $140,000, plus a performance bonus at the discretion of the Chairman and Chief Executive Officer. The employment agreement also provides for Mr. Pardon’s continued participation in our employee benefit programs and other benefits as described in the employment agreement, and for the reimbursement of automobile, travel and entertainment expenses incurred by Mr. Pardon on behalf of the Company. Termination of the agreement may occur: (i) as the result of the expiration of the term; (ii) upon death of Mr. Pardon; (iii) upon Mr. Pardon’s disability; or (iv) upon written notice by the Company for cause.

In the event of termination of employment: (a) by reason of death during the term; or (b) by our Company without cause (as defined below), we shall provide payment to the executive equal to one years salary, as his salary is at the date of termination, as severance pay.

For purposes of the employment agreement, the term “cause” means:

•	conviction of a crime;

•	failure to carry out the policies of the Company;

•	persistent absenteeism;

•	felonious act or other dishonest practice;

•	non-performance of responsibilities and obligations to the Company;

•	breach of the provisions of the employment agreement;

•	gross misconduct or neglect whether by commission or omission; or

•	conduct prejudicing or tending to bring himself or the Company or its subsidiaries or affiliates into contempt or disrepute, or similar cause.

In the event of termination of the agreement other than by the Company without cause or upon the death of the executive during the term, the Company is not required to pay any severance to Mr. Pardon, or any other sum except for his base pay to the date of termination.

The employment agreement also contains non-competition covenants. These covenants provide that Mr. Pardon may not compete with the Company for one year from the date of his termination. Additionally, these covenants prohibit Mr. Pardon from calling upon our customers or suppliers, diverting our customers, services, or products, or disclosing any trade secrets.

Outstanding Equity Awards

We did not make any equity awards during the year ended December 31, 2006. Additionally, no NEO exercised an outstanding equity award in the year ended December 31, 2006. As of December 31, 2006, we had no outstanding equity awards.

Equity Compensation Plan Information

We currently have no equity compensation plans or arrangements. There are no shares of our common stock issuable upon the exercise of any options or other rights under any equity compensation plan or arrangement.

Director Compensation

No standard arrangements exist for compensating directors for their services as directors, or for participating on any committee. During the fiscal year ended December 31, 2006, Simclar Group made payments on behalf of the Company in the amount of £3,000 (equal to approximately US$ 5,880) to Kenneth Mackay, and £5,000 (equal to approximately US$ 9,800) to A. Graeme Manson in consideration for their service as members of our Audit Committee. The Company paid $3,000 to Patrick Lacchia in consideration for his service as a member of our Audit Committee. The Company made a payment to Simclar Group in the amount of $15,680 as reimbursement for the payments made on behalf of the Company to Messrs. Mackay and Manson. We reimburse directors for travel and related out-of-pocket expenses incurred in attending shareholder, Board and committee meetings, which expenses have been minimal.

The table below shows the compensation earned by each of the Company’s directors during the fiscal year ended December 31, 2006:

DIRECTOR COMPENSATION FOR 2006

Name	Fees earned in cash ($)

A. Graeme Manson	9,800
Patrick Lacchia	3,000
Kenneth M. Mackay, M.D.	5,880
Samuel J. Russell	0
Barry J. Pardon	0
John Ian Durie	0
Christina M. J. Russell	0

Interlocks and Insider Participation

The entire Board of Directors considers and makes determinations regarding compensation paid to the Company’s executive officers. Samuel J. Russell is a member of the Board of Directors, and also serves as our Chairman and Chief Executive Officer. Barry Pardon is a member of the Board of Directors, and also serves as our President. Messrs. Pardon and Russell do not participate in decisions affecting their own compensation. However, Messrs. Pardon and Russell do participate in decisions affecting the compensation of other executive officers in their capacities as directors of the Company.

Certain of our officers and directors are officers and/or directors of Simclar Group, which owns approximately 73.4% of our voting stock, including, (1) Samuel J. Russell, managing director and 90% owner of Simclar Group, who is Chairman of the Board and Chief Executive Officer of our Company; (2) Christina Margaret Janet Russell, the wife of Samuel Russell and a Director and 10% owner of Simclar Group, who is a Director of our Company; and (3) John Ian Durie, Finance Director of Simclar Group, who is a Director of our Company.

Compensation Report

The entire Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Information Statement on Schedule 14C with management. Based on that review and discussion, the Board of Directors has recommended that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

Submitted by the Board of Directors

Samuel J. Russell
Barry J. Pardon		John Ian Durie
Christian M. J. Russell		A. Graeme Manson
Patrick Lacchia		Kenneth M. Mackay, M.D.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total shareholder returns for us, the NASDAQ Market Index and the NASDAQ Electronic Components Industry Index. The cumulative total shareholder returns on our common stock was measured by dividing the difference between our share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The total shareholder return assumes $100 invested at the beginning of the period in our common stock, in the NASDAQ Market Index and the NASDAQ Electronic Components Industry Index. We did not pay dividends on our common stock during the measurement period and the calculations of cumulative total shareholders return on the common stock did not include dividends.

Measurement Period			Electronic Components
(Fiscal Year Covered)	Simclar, Inc.	Nasdaq Index	Industry Index
	$100.00	$100.00	$100.00

December 31, 2002	$128.87	$68.85	$51.14
December 31, 2003	$237.11	$101.86	$98.68
December 31, 2004	$418.56	$112.16	$77.56
December 31, 2005	$368.04	$115.32	$82.27
December 31, 2006	$616.49	$127.52	$75.23

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to all employees, including our Chief Executive Officer and Chief Financial Officer. The code of business conduct and ethics is posted on our website at www.simclar.com. The code of conduct and ethics may also be obtained free of charge by writing to Simclar, Inc., Attn: Chief Financial Officer, 1784 Stanley Avenue, Dayton, Ohio 45404.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 19, 2005, the Company purchased from Simclar Group all of the outstanding common shares of SNAI, a North Carolina corporation. The acquisition had an effective date for accounting purposes of May 1, 2005. The purchase price was $37,000, representing the book value of the assets, less liabilities, of SNAI at March 31, 2005. Included in the calculation of net book value is a $4,110,000 liability reflecting an intercompany payable from SNAI to Simclar Group and certain of its subsidiaries. The purchase price was paid by decreasing an outstanding intercompany loan from the Company to Simclar Group by the amount of the purchase price. At March 31, 2005, the Company had a net receivable due from Simclar Group and certain of its subsidiaries of approximately $2,572,000, excluding those amounts due from SNAI. This amount included a $1,500,000 demand note payable by Simclar Group, bearing an annual interest rate of LIBOR plus 2.0%, and accumulated interest of approximately $134,000, with net intercompany advances and charges making up the balance. After giving effect to the $37,000 reduction in the receivable from Simclar Group attributable to the purchase price, intercompany transactions between March 31, 2005 and May 1, 2005 of $30,000, and the $3,833,000 payable owed by SNAI to Simclar Group and certain of its subsidiaries at the time of the acquisition, the net intercompany loan amount between the Company (on a consolidated basis, including subsidiaries) and Simclar Group and certain of its subsidiaries as of May 1, 2005 (the effective date of the acquisition) changed from a $2,572,000 receivable to a $1,509,000 payable. During the fiscal year ended December 31, 2006, the largest aggregate amount of principal outstanding on the payable due to Simclar Group was $2,973,000. During the fiscal year ended December 31, 2006, the Company made payments of principal on the payable in the amount of $660,000, and interest payments totaling $131,000. At December 31, 2006, the amount of the net payable due to Simclar Group was approximately $1,344,000. The net payable due Simclar Group incurs interest of LIBOR + 1.5%. There is no fixed repayment schedule, and this obligation will be repaid in the amounts and at the times agreed between Simclar Group and the Company.

On August 12, 2005, the Company entered into a management services agreement with Simclar Group, effective July 17, 2005. The agreement is for a term of 2 years. Under the terms of the agreement, Simclar Group will provide management services, including but not limited to financial, administrative, business development and operational matters, for a fee of $40,000 per month. The amount of expenses covered under the service agreement totaled $480,000 in 2006.

Effective February 24, 2006, in connection with the acquisition from Northrop Grumman Corporation of certain assets associated with the backplane assembly business of its Interconnect Technologies Division together with the equity of Litton Electronics (Suzhou) Co. Ltd., Simclar Group has provided a guarantee to Bank of Scotland in respect of loans advanced to Simclar, Inc. up to a maximum amount of $10,000,000; likewise, Simclar, Inc. has guaranteed certain Simclar Group loans from Bank of Scotland also up to a maximum amount of $10,000,000. In both cases, this maximum amount reduces, subject to certain ratios of borrowings to EBITDA being achieved.

Beginning in April 2006, the Company’s subsidiary Simclar Interconnect Technologies, Inc. began paying a monthly management fee to Simclar Interconnect Technologies Ltd. based on 2% of sales. The purpose of the fee is to support global research and development, and sales and marketing management. The total amount paid under this arrangement for the fiscal year ended December 31, 2006, was $919,495.

As of December 31, 2006, the Company had net receivables arising from the sale of goods to related parties of approximately $593,000 from Simclar Corp. and approximately $152,000 from Simclar Electronics (Suzhou) Co., Ltd..

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the Nasdaq rules. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names and beneficial ownership of our equity securities for our directors, individually itemized, and for directors and executive officers as a group, without naming them, and for each of the named executive officers described in the Summary Compensation Table (see “Executive Compensation”), and for shareholders known by us to beneficially own more than 5% of our voting securities as of April 17, 2007.

Name(1)	Position	Simclar Common Stock(2)	%(3)

Simclar Group Limited	Parent	4,745,120 (4)	73.4

Samuel J. Russell	Chairman and CEO	4,745,120 (4)	73.4

Barry Pardon	President & Director	52,133	*

Marshall W. Griffin (6)	Chief Financial Officer	0	*

Edward L. McGrath	V.P. and General Manager	0	*

John Ian Durie	Director	10,000	*

Christina M. J. Russell	Director	4,745,120 (4)	73.4

A. Graeme Manson	Director	0	*

Patrick Lacchia	Director	0	*

Kenneth M. MacKay, M.D.	Director	0	*

All directors and executive officers of Simclar as a group (10 persons)		4,807,253 (4)	74.4

*	Represent beneficial ownership of less than 1% of our outstanding common stock.
(1)
The address for Simclar Group Limited and John Ian Durie is Pitreavie Business Park, Dunfermline, Fife KY11 8UN, Scotland, United Kingdom. The address for A. Graeme Manson is Fulford House, Easter Howgate, Edinburgh, EH26 0PG, Scotland, United Kingdom. The address for Kenneth M. MacKay, M.D. is 4 Charles Court, Limekilns, Fife, KY11 3LG, Scotland, United Kingdom. The address for Messrs. Russell and Pardon, and Mrs. Russell is c/o Simclar, Inc., 2230 West 77th Street, Hialeah, FL 33016. The address for Mr. Griffin is c/o Simclar, Inc., 1784 Stanley Avenue, Dayton, Ohio 45404. The address for Mr. Lacchia is 500 Staples Drive, Farmington, Massachusetts 01702.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(3)	Based on 6,465,345 shares outstanding as of April 17, 2007.
(4)	Mr. and Mrs. Russell are deemed to be the beneficial owner of all Simclar Group’s ownership of our Company since they own 100% of the shares of Simclar Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file reports with the SEC, the NASDAQ Stock Market and our Company, indicating their ownership of our common stock and any changes in their beneficial ownership of their common stock ownership interest. The rules of the SEC require that we disclose failed or late filings of reports of our stock ownership by our directors and executive officers. To the best of our knowledge, all beneficial ownership reports by the reporting persons were filed on a timely basis.